Exhibit 4.3


                    AMENDMENT NO. 2 TO AGREEMENT IN PRINCIPLE


         THIS AMENDMENT NO. 2 TO AGREEMENT IN PRINCIPLE, dated as of January 27, 1998 (this "Amendment"), by and between NAPRO BIOTHERAPEUTICS, INC., a Delaware corporation (the "Company"), and the undersigned holder (the "Holder") of one of the Company's Senior Convertible Notes due June 4, 2000 (the "Note").

         The Company and the Holder agree as follows:

     1. The Company and the Holder have executed and delivered, one to the other, an Agreement in Principle, dated as of January 6, 1998, as amended by Amendment No. 1 thereto, dated January 16, 1998 (as so amended, the "'Agreement").

     2. The Agreement is hereby amended to change the per share dollar amount in
Section 2 of the Agreement from $3.75 to $3.00.

     3. Except as modified hereby, the Agreement remains in full force and effect in accordance with its terms.

         4. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts to be made and performed entirely in the State of New York.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their officers or other representatives as of the date first set forth above.


                                                NAPRO BIOTHERAPEUTICS, INC.



                                                By:      /s/ Gordon H. Link, Jr.
                                                       Name: Gordon H. Link, Jr.
                                                       Title:  Vice President

                                                OMICRON PARTNERS, L.P.

                                                By:      /s/
                                                Name:
                                                Title:

#370535

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